Exhibit 99.1

GrafTech Reports Second Quarter 2011 Results

PARMA, Ohio--(BUSINESS WIRE)--July 28, 2011--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2011.

2011 Second Quarter Highlights

  Net sales increased 26 percent to $320 million from $255 million in the second quarter of 2010.
  EBITDA* improved to $60 million versus $49 million in the second quarter of 2010. Current quarter EBITDA reflects the elimination of $5 million in Seadrift profits on intercompany needle coke sales, which are not recognized until a finished electrode is sold. We also recognized the final $2 million of cost associated with acquisition-related inventory step-up. Excluding these items, the operations drove $67 million of EBITDA.
  Net income was $29 million (which included a $9 million charge, or $7 million after tax, of purchase price accounting impact related to the acquisitions of Seadrift Coke, St. Marys and Micron Research), or $0.20 per diluted share, as compared to $41 million (which included $9 million in currency gains on the remeasurement of intercompany loans and $7 million in acquisition expenses), or $0.34 per diluted share, in the second quarter of 2010.
  Net cash used in operating activities was $17 million, versus a use of $7 million in the second quarter of 2010. The $10 million year-over-year change was primarily driven by an increase in working capital to support our growing sales and requirements for the three acquisitions.
  Net debt* was $375 million at the end of the second quarter 2011, versus net debt of $321 million at the end of the first quarter. Net debt increased primarily to fund planned capital expenditures to support growth and higher working capital requirements due to increased sales.
  The integration of Seadrift Coke, St. Marys and Micron Research has progressed very nicely and is expected to be largely complete by the end of the third quarter of 2011. Synergies and targeted EBITDA contributions of $90 million from these acquisitions are tracking as planned. Following these acquisitions, we have a solid capital structure, incurring just $3 million in cash interest payments in the first half of 2011.
  In June 2011, GrafTech was awarded the prestigious R&D 100 Award for our new product line, SS1500, a graphite heat spreader that enables thinner product design and increased functionality in advanced electronics.
  In July 2011, GrafTech was selected to be a charter member in the Carbon Fiber Composites Consortium (CFCC) organized by Oak Ridge National Laboratory. The CFCC has been formed to develop the supply chain and manufacturing expertise for the production of low-cost carbon fibers in North America.
    GrafTech has a long history in carbon fibers and is a recognized global leader in graphite material science. In 1956, high performance carbon fibers were first developed at GrafTech’s global research and development center in Parma, Ohio. As a result of this pioneering work, our research and development center was recognized in 2003 as a National Historic Chemical Landmark from the American Chemical Society.
    Over the past several years, GrafTech has continued to devote research and development resources to develop low-cost carbon fibers.

GrafTech Chief Executive Officer Craig Shular commented, “Second quarter 2011 EBITDA results increased as demand for our products, including those of our strategic acquisitions, continues to improve with the recovering global economies. Our Engineered Solutions segment continues to gain traction, posting record quarterly sales in the second quarter of 2011.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $270 million as compared to net sales of $209 million in the second quarter of 2010. Net sales in the quarter increased primarily as a result of higher graphite electrode sales volume and the addition of third party needle coke sales, partially offset by lower average graphite electrode selling prices.

Operating income for the Industrial Materials segment was $32 million in the second quarter of 2011 versus $35 million in the same period in 2010. Excluding the negative impact of $5 million in delayed Seadrift profits on intercompany needle coke sales and $2 million in acquisition-related inventory step-up, operating income for the segment was $39 million. The segment also incurred higher raw material costs in the second quarter of 2011.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $50 million in the second quarter of 2011 versus $46 million in the second quarter of 2010. Operating income for the Engineered Solutions segment was $7 million in the second quarter of 2011, or 14.7 percent of sales, representing an improvement to operating income margin of three percentage points. This compares to operating income of $5 million, or 11.7 percent of sales in the same period in 2010. The increase in operating income was due to higher sales volume across multiple product lines, including solar and advanced electronics, offset in part by the impact of a less favorable product mix.

As previously stated, GrafTech was awarded the prestigious R&D 100 Award for SS1500, our new graphite heat spreader used to dissipate heat in advanced electronics, including smart phones and flat panel displays. The R&D 100 Award honors the 100 most technologically significant products introduced into the marketplace over the past year. This award marks GrafTech’s seventh R&D 100 Award in the past nine years.

Mr. Shular stated, “The successful introduction and commercialization of SS1500 marks a key win for our team. We are well positioned to continue to penetrate the advanced electronics market as the demand for thinner, lighter devices with improved functionality continues to grow.”

Corporate

Selling and administrative and research and development expenses were relatively flat at $36 million versus $35 million in the second quarter of 2010. Current quarter overhead expense included $6 million due to the inclusion of the Seadrift and St. Marys teams and the impact of acquisition-related purchase price accounting. Also contributing to the second quarter of 2011 overhead expense was $3 million increased expense to support higher sales, offset by a $3 million reduction in variable incentive compensation expense year-over-year. The second quarter of 2010 included $7 million in transaction-related costs associated with the acquisitions of Seadrift and St. Marys.

The impact of other income/expense, net, was negligible in the second quarter of 2011 compared to other income, net, of $9 million in the same period in 2010. The remeasurement of intercompany loans generated a non-cash gain of approximately $9 million in the second quarter of 2010.

Interest expense was $5 million in the second quarter of 2011 versus $1 million in the same period of the prior year. Cash interest paid for the quarter was $2 million. The remainder is largely related to imputed non-cash interest on our $200 million Senior Subordinated Non-Interest Bearing Notes.

Mr. Shular commented, “Year-to-date cash interest expense was only $3 million after completing one of the largest transactions in the history of our industry. We remain very well positioned for future internal and external growth opportunities.”

Outlook

The International Monetary Fund (IMF) estimate for global GDP growth was revised downward slightly to expand by approximately 4.3 percent in 2011. IMF lowered economic forecasts for the United States, Japan, Italy and the United Kingdom, while reiterating its forecast for stronger growth in emerging economies given robust internal demand. IMF also stated that downside risks to the global economic recovery have increased due to renewed financial volatility in advanced economies and signals of overheating in emerging economies. In total, the global recovery is expected to continue but is progressing slower than previously anticipated.

The weaker than anticipated activity in advanced economies and continued global financial volatility has resulted in a less positive customer sentiment through the summer months. We continue to expect our full year EBITDA to be in the range we previously provided, but at the lower end of the range as a result of this mild summer slowdown. We are seeing solid demand outlook in the fourth quarter and expect this to continue into 2012.

In the third quarter of 2011, we are targeting EBITDA to be in the range of $70 million to $75 million. Third quarter targeted EBITDA reflects the previously discussed less positive customer sentiment and weaker demand associated with the normal European holiday season. Due to customer order patterns in the second quarter, the impact of intercompany profit in inventory on sales of needle coke are expected to carry over to the third quarter, resulting in a headwind to third quarter EBITDA of approximately $2 million to $4 million.

In the fourth quarter of 2011, we are targeting EBITDA in the range of $90 million to $95 million. We expect that this quarter-over-quarter improvement will be driven by the following:

  We will realize a full quarter’s impact of the backward integration of Seadrift. Graphite electrodes made with Seadrift coke will flow through as third party sales. These graphite electrode sales will yield both graphite electrode and Seadrift needle coke margins.
  We project the fourth quarter to represent our highest third party needle coke sales of the year. Seadrift profits will be recognized immediately on these third party sales, versus the delayed profits associated with Seadrift needle coke sourced for internal consumption.
  Our operating rates continue to increase and we expect that fourth quarter graphite electrode operating rates will be 90 percent or more, yielding better cost absorption.

In addition, we expect annual cash flow from operations to be in the range of $150 million to $180 million as we now expect to be at the lower end of our targeted EBITDA range and make additional investments in working capital to support future sales growth.

As we look beyond the fourth quarter of 2011, we expect solid growth in electric arc furnace (EAF) steel production in 2012, which is forecasted to build upon the more than 400 million metric tons of projected production in 2011. We anticipate that our graphite electrode facilities will exit the fourth quarter at operating rates above 90 percent and that our needle coke facility will be operating at full capacity, supporting improved utilization and profitability.

Due to rising costs and improving demand for our products, we announced price increases to our customers for needle coke and graphite electrodes. In June, we announced new pricing for normal premium grade needle coke of $2,650 per metric ton. In early July, we announced new pricing for standard size melter graphite electrodes of $6,900 per metric ton. While we do not expect a material impact to 2011 results from these price increases as the majority of our 2011 business is booked, it better positions us early in 2012 to manage margins amid rising costs.

Our Engineered Solutions business continues to gain traction, with sales at a $200 million annual run rate and operating income margins improving to nearly 15 percent. We expect this trend to continue given our penetration in fast-growing end markets including advanced electronics, transportation, solar and oil and gas exploration. We have therefore increased our annual capital expenditure guidance to support growth in these high-margin businesses.

Mr. Shular concluded, “Our team is pleased with the acquisitions that have been executed to propel growth. The integrations have been successful and our new team members have performed exceedingly well. Synergies and targeted EBITDA contributions from these acquisitions are on track. The full benefit of these acquisitions will be more apparent in the fourth quarter of 2011 and as we move into 2012, our advantaged business model will position us well to deliver long-term shareholder value.”

In summary, based on IMF projections and other economic forecasts described above, we expect the following targeted results in 2011, including the full year impact of the acquisitions of Seadrift and St. Marys and related purchase price accounting:

  Full year EBITDA of approximately $285 million;
    EBITDA in the range of $70 million to $75 million in the third quarter of 2011;
    EBITDA in the range of $90 million to $95 million in the fourth quarter of 2011;
  Overhead expense (selling and administrative, and research and development expenses) in the range of $145 million to $155 million;
  Interest expense in the range of $18 million to $20 million;
  Capital expenditures of approximately $145 million to $160 million (previous guidance was $135 million to $150 million);
  Depreciation and amortization expense of approximately $85 million;
  An effective tax rate in the range of 22 percent to 24 percent; and
  Cash flow from operations in the range of $150 million to $180 million (previous guidance was $185 million to $215 million).

For a more detailed discussion of the anticipated impact of purchase price accounting on our 2011 results, please see our Current Report on Form 8-K filed with the SEC on February 22, 2011 and the accompanying presentation included as Exhibit 99.2.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2011 and 2012; the impact of acquired businesses; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; future operational performance and operating rates; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; the integration of Seadrift, St. Marys and Micron Research into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, demand for their products and growth prospects; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2011 second quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political and civil unrest and natural and nuclear disasters which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

* Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2010	At June 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,096	$9,296
Accounts and notes receivable, net of allowance for doubtful accounts of $3,892 at December 31, 2010 and $4,201 at June 30, 2011	179,755	237,715
Inventories	340,418	402,042
Prepaid expenses and other current assets	12,615	27,336
Total current assets	545,884	676,389

Property, plant and equipment	1,328,004	1,424,752
Less: accumulated depreciation	635,530	684,414
Net property, plant and equipment	692,474	740,338
Deferred income taxes	6,746	5,477
Goodwill	499,238	500,688
Other assets	168,700	158,715
Restricted cash	141	-
Total assets	$1,913,183	$2,081,607
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,930	$65,712
Short-term debt	155	11,626
Accrued income and other taxes	30,019	25,443
Supply chain financing liability	24,959	23,633
Other accrued liabilities	95,580	94,555
Total current liabilities	220,643	220,969

Long-term debt	275,799	348,730
Other long-term obligations	114,728	115,247
Deferred income taxes	72,287	80,346

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,063,197 shares issued at December 31, 2010 and 149,447,642 shares issued at June 30, 2011	1,491	1,494
Additional paid-in capital	1,782,859	1,790,724
Accumulated other comprehensive loss	(235,758)	(212,082)
Accumulated deficit	(203,941)	(148,109)
Less: cost of common stock held in treasury, 4,081,134 shares at December 31, 2010 and 4,122,396 at June 30, 2011	(113,942)	(114,773)
Less: common stock held in employee benefit and compensation trusts, 76,259 shares at December 31, 2010 and 73,125 shares at June 30, 2011	(983)	(939)
Total stockholders’ equity	1,229,726	1,316,315
Total liabilities and stockholders’ equity	$1,913,183	$2,081,607

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2011	2010	2011

Net sales	$254,854	$320,231	$470,518	$626,368
Cost of sales	178,936	245,072	325,306	478,274
Gross profit	75,918	75,159	145,212	148,094

Research and development	3,091	2,934	5,526	6,004
Selling and administrative expenses	32,030	32,656	54,263	64,875
Operating income	40,797	39,569	85,423	77,215

Equity in earnings of non-consolidated affiliate	(1,684)	-	(910)	-
Other income, net	(8,596)	(196)	(11,855)	(187)
Interest expense	1,296	4,584	2,202	8,988
Interest income	(507)	(115)	(1,068)	(244)

Income before provision for income taxes	50,288	35,296	97,054	68,658
Provision for income taxes	9,541	6,727	21,354	12,826
Net income	$40,747	$28,569	$75,700	$55,832

Basic income per common share:
Net income per share	$0.34	$0.20	$0.63	$0.39
Weighted average common shares outstanding	120,340	145,166	120,395	145,011

Diluted income per common share:
Net income per share	$0.34	$0.20	$0.63	$0.38
Weighted average common shares outstanding	121,088	145,964	121,083	145,723

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2011	2010	2011

Cash flow from operating activities:
Net income	$40,747	$28,569	$75,700	$55,832
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	8,613	20,542	18,697	40,321
Deferred income tax (benefit) provision	(118)	2,024	(8,239)	5,539
Equity in earnings of non-consolidated affiliate	(1,684)	-	(910)	-
Post-retirement and pension plan changes	929	873	1,836	1,780
Currency gains	(9,151)	(384)	(14,768)	(1,073)
Stock-based compensation	1,625	1,643	3,404	3,883
Interest expense	703	2,887	1,029	5,732
Other charges (credits), net	1,927	(2,410)	2,416	(3,893)
Increase in working capital*	(47,565)	(68,471)	(60,912)	(123,022)
Increase in long-term assets and liabilities	(2,533)	(2,143)	(4,318)	(3,062)
Net cash (used in) provided by operating activities	(6,507)	(16,870)	13,935	(17,963)

Cash flow from investing activities:
Capital expenditures	(19,518)	(38,063)	(30,282)	(61,823)
Proceeds from repayment of loan to non-consolidated affiliate	-	-	6,000	-
(Payments) proceeds from derivative instruments	(155)	3,383	(120)	3,068
Net change in restricted cash	169	-	246	141
Cash paid for acquisition	-	-	-	(6,500)
Other	94	175	203	308
Net cash (used in) investing activities	(19,410)	(34,505)	(23,953)	(64,806)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	184	8,954	(892)	11,438
Revolving Facility borrowings	-	93,000	-	160,000
Revolving Facility reductions	-	(43,000)	-	(92,000)
Principal payments on long-term debt	-	(29)	(56)	(116)
Supply chain financing	4,935	(9,896)	29,604	(1,326)
Proceeds from exercise of stock options	840	296	1,015	1,066
Purchase of treasury shares	-	(71)	(1,138)	(655)
Excess tax benefit from stock-based compensation	368	161	1,037	703
Long-term financing obligations	(281)	(118)	(562)	(417)
Revolver facility refinancing cost	(4,392)	-	(4,392)	-
Net cash provided by financing activities	1,654	49,297	24,616	78,693

Net (decrease) increase in cash and cash equivalents	(24,263)	(2,078)	14,598	(4,076)
Effect of exchange rate changes on cash and cash equivalents	(893)	126	(1,403)	276
Cash and cash equivalents at beginning of period	88,532	11,248	50,181	13,096
Cash and cash equivalents at end of period	$63,376	$9,296	$63,376	$9,296

* Net change in working capital due to the following components:
Increase in current assets:
Accounts and notes receivable, net	$(36,976)	$(30,037)	$(44,569)	$(47,099)
Effect of factoring of accounts receivable	-	-	(1,115)	-
Inventories	(21,874)	(23,359)	(42,913)	(53,830)
Prepaid expenses and other current assets	(1,751)	(4,651)	(2,884)	(6,330)
Restructuring payments	24	-	(232)	-
Increase (decrease) in accounts payables and accruals	13,039	(10,195)	30,829	(15,633)
Decrease in interest payable	(27)	(229)	(28)	(130)
Increase in working capital	$(47,565)	$(68,471)	$(60,912)	$(123,022)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2011	2010	2011

Net sales:
Industrial Materials	$208,723	$269,751	$391,146	$533,236
Engineered Solutions	46,131	50,480	79,372	93,132
Total net sales	$254,854	$320,231	$470,518	$626,368

Segment operating income:
Industrial Materials	$35,379	$32,136	$78,274	$66,335
Engineered Solutions	5,418	7,433	7,149	10,880
Total segment operating income	$40,797	$39,569	$85,423	$77,215

Operating income margin:
Industrial Materials	17.0%	11.9%	20.0%	12.4%
Engineered Solutions	11.7%	14.7%	9.0%	11.7%
Total operating income margin	16.0%	12.4%	18.2%	12.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

Net Debt Reconciliation:	At March 31, 2011	At June 30, 2011
Long-term debt	$296,254	$348,730
Short-term debt	2,645	11,626
Supply chain financing	33,529	23,633
Total debt	$332,428	$383,989

Less:
Cash and cash equivalents	11,248	9,296
Net Debt	$321,180	$374,693

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA Reconciliation

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2011	2010	2011
Net sales	$254,854	$320,231	$470,518	$626,368

Net income	$40,747	$28,569	$75,700	$55,832
Add:
Income taxes	9,541	6,727	21,354	12,826
Equity in earnings of non-consolidated affiliate	(1,684)	-	(910)	-
Other income, net	(8,596)	(196)	(11,855)	(187)
Interest expense	1,296	4,584	2,202	8,988
Interest income	(507)	(115)	(1,068)	(244)
Depreciation and amortization	8,613	20,542	18,697	40,321
EBITDA	$49,410	$60,111	$104,120	$117,536

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Director, Investor Relations